Exhibit 5.1

Yunhong International 89 Nexus Way Camana Bay Grand Cayman KY1-9009, Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 426559.00001/BKR

23 December 2019

Dear Sirs

Yunhong International (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)	up to 5,000,000 units (together, the Units), each Unit consisting of one Class A Share of the Company with a par value of US$0.001 each (together, the Ordinary Shares), one-half of one redeemable warrant to purchase one Ordinary Share (together, the Warrants) and one right to receive one-tenth of one Ordinary Share (together, the Rights);

(b)	up to 750,000 Units (the Over-Allotment Units), which the underwriters, for whom Maxim Group LLC is acting as representative (Representative), will have a right to purchase from the Company to cover over allotments, if any;

(c)	all Ordinary Shares, all Warrants and all Rights issued as part of the Units and the Over-Allotment Units;

(d)	all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units; and

(e)	all Ordinary Shares that may be issued upon exercise of the Rights included in the Units and the Over-Allotment Units.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association (as defined in Schedule 1) to issue the Ordinary Shares including:

(i)	the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents (as defined in Schedule 1); and

(ii)	the issuance of the Ordinary Shares pursuant to the Rights in accordance with the Rights Documents (as defined in Schedule 1).

(c)	The Company has all requisite power under its Memorandum and Articles of Association to execute and deliver the Unit Certificates (as defined in Schedule 1), the Warrant Documents and the Rights Documents and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(d)	The Company has taken all requisite corporate action to authorise:

(i)	the issue of the Ordinary Shares including:

(A)	the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents; and

(B)	the issuance of the Ordinary Shares pursuant to the Rights in accordance with the Rights Documents;

(ii)	the execution and delivery of the Unit Certificates, the Warrant Documents and the Rights Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(e)	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents and the issuance of the Ordinary Shares pursuant to the Rights in accordance with the Rights Documents) shall be validly issued, fully paid and non-assessable when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement, in accordance with the terms set out in the Registration Statement and in accordance with the Memorandum and Articles of Association; and

(ii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company.

Enforceability

(f)	Once the Unit Certificates, the Warrant Documents and the Rights Documents have been executed and delivered by the Company in accordance with the authorisations contained in the Board Resolutions, the Unit Certificates, the Warrant Documents and the Rights Documents shall be duly executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 10 January 2019 issued by the Registrar.

2	The Certificate of Incorporation on Change of Name of the Company dated 23 December 2019 issued by the Registrar.

3	The second amended and restated memorandum of association of the Company adopted by the Company by way of special resolution passed on 6 December 2019 (the Memorandum).

4	The second amended and restated articles of association of the Company adopted by the Company by way of special resolution passed on 6 December 2019 (Articles of Association).

5	A Certificate of Good Standing dated 18 December 2019 (Good Standing Certificate) issued by the Registrar in respect of the Company.

6

A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of written resolutions of the directors of the Company passed on 20 December 2019 (the Board Resolutions).

7	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on the date hereof (Register of Writs).

8	The Registration Statement.

9	A draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the Unit Certificates).

10	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the Warrant Documents).

11	A draft of the form of the rights agreement and the right certificate constituting the Rights (the Rights Documents).

12	A draft of the underwriting agreement between the Company and the Representative (the Underwriting Agreement and, together with the Unit Certificates, the Warrant Documents and the Rights Documents, the Documents).

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

8	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

9	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Enforceability

10	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the jurisdiction specified in such Document to be the governing law of that Document and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

11	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

12	No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised), and the Terrorism Law (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

13	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

14	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

15	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Law (Revised) (Companies Law) of the Cayman Islands (a Restrictions Notice).

Share Issuance

16	The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

17	The third amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Articles of Association prior to the date that any Units, Ordinary Shares, Warrants, Rights or Over-Allotment Units are issued by the Company.

Solvency

18	The Company is not, and at all times will not, be subject to any legal, arbitral, administration or other proceedings and no notice of an application or order for the appointment of a liquidator or receiver of the Company or any of its assets or of a winding-up of the Company has been or will be received by the Company.

Share Premium

19	At the time that the obligation to issue the Ordinary Shares in respect of the Rights becomes binding on the Company in accordance with the Rights Documents, the Company shall have sufficient share premium standing to the credit of the Company's share premium account in order to issue the requisite Ordinary Shares pursuant to the Rights Documents.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Law (Revised) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Law of the Cayman Islands and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion letter, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Enforceability

6	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to a Document that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Law, 2014;

(f)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of a Document that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement may be prohibited or otherwise prejudiced if a Relevant Interest is subject to a Restrictions Notice.

7	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct, and we express no opinion on any provisions of that type.

8	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

9	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.